Exhibit 99.3

Margery S. Bronster (4750)
Rex Fujichaku (7198)
BRONSTER CRABTREE & HOSHIBATA
Suite 2300, Pauahi Tower
1001 Bishop Street
Honolulu, Hawaii  96813
Telephone: (808) 524-5644
Facsimile: (808) 599-1881
mbronster@bchlaw.com; rfujichaku@bchlaw.com

Gregory P. Joseph (Pro Hac Vice admission pending)
Pamela Jarvis (Pro Hac Vice admission pending)
Eric B. Fisher (Pro Hac Vice admission pending)
Mara Leventhal (Pro Hac Vice admission pending)
GREGORY P. JOSEPH LAW OFFICES LLC
805 Third Avenue, 31st Floor
New York, New York 10022
Telephone: (212) 407-1200
Facsimile: (212) 407-1280
gjoseph@josephnyc.com; pjarvis@josephnyc.com;
efisher@josephnyc.com; mleventhal@josephnyc.com

John C. Thomas (not yet admitted Pro Hac Vice)
Chris Lenhart (not yet admitted Pro Hac Vice)
DORSEY & WHITNEY LLP
50 South Sixth Street -- Suite 1500
Minneapolis, MN 55402-1498
Telephone: (612) 340-2600
Facsimile: (612) 340-2868
thomas.john@dorseylaw.com; lenhart.chris@dorseylaw.com

Attorneys for JOHN W. ADAMS; AIP, LLC; AIRLINE INVESTORS
PARTNERSHIP, L.P. and SMITH MANAGEMENT LLC

                        UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF HAWAII

In re                                                  )
                                                       )
HAWAIIAN AIRLINES, INC.,                               )
a Hawaii Corporation,                                  ) Case No. 03-00817
                                                       ) Chapter 11
                  Debtor.                              )
                                                       )
-------------------------------------------------------
                                                       ) Adv. No. 03-90061
JOSHUA GOTBAUM, as Chapter 11                          )
Trustee FOR HAWAIIAN AIRLINES, INC.,                   )
                                                       ) JURY TRIAL DEMANDED
                                                         -------------------
                  Plaintiff,                           )
                                                       )
                      vs.                              )
                                                       )
JOHN W. ADAMS; HAWAIIAN                                )
HOLDINGS, INC., a Delaware corporation;                )
AIP, LLC, a Delaware limited liability                 )
company; AIRLINE INVESTOR                              )
PARTNERSHIP, L.P., a Delaware limited                  )
partnership; and SMITH MANAGEMENT,                     )
LLC, a New York limited liability company.             )
                                                       )
                  Defendants.                          )
                                                       )
-------------------------------------------------------

                 ANSWER OF DEFENDANTS JOHN W. ADAMS, AIP, LLC,
         AIRLINE INVESTORS PARTNERSHIP, L.P. AND SMITH MANAGEMENT LLC
         ------------------------------------------------------------

     Defendants John W. Adams, AIP, LLC ("AIP"), Airline Investors Partnership, L.P. (the functional predecessor of AIP and, together with AIP, collectively defined as "AIP"), and Smith Management LLC ("Smith Management") (collectively, "defendants"), as and for their Answer to the

Complaint, deny each and every allegation contained in the Complaint except as admitted or otherwise qualified herein, and allege on knowledge with respect to themselves and their own acts and on information and belief as to all other matters, as follows:

                       RESPONSE TO PLAINTIFF'S "SUMMARY"
                       ---------------------------------

     1. On May 16, 2003, this Court ordered the appointment of a Trustee pursuant to 11 U.S.C. Section 1104(a). The instant Complaint does not implicate that statute or the standards that governed the appointment of a Trustee. Rather, the Complaint seeks different relief under different statutes and legal doctrines that impose different standards -- and rigorous requirements that the plaintiff cannot satisfy. The defendants scrupulously honored the law at all times, resting their judgments on the advice of counsel, senior officers of Hawaiian Airlines, Inc. ("Hawaiian," "Airline" or "Company"), and outside experts, as appropriate. They rescued the Airline in 1996, nurtured it back to operational health, never recouped their investment, and ultimately were constrained to return it to bankruptcy protection following the unexpected outbreak of the Iraq war, the attendant increase in fuel prices, and other unforeseen circumstances in late 2002 and early 2003, including ultimately the erupting SARS epidemic. All of the actions attacked in the Complaint were considered in depth by the Airline's Board of Directors, which acted in good faith and exercised informed business judgment, based on the facts available at the time. That the Trustee disagrees with those judgments, viewing them with the clarity of 20/20 hindsight, does not render any of them unlawful or improper.

     2. In January 1996, AIP invested $20 million in the Airline, rescuing it from a threat of imminent liquidation and preserving about 2,000 jobs. For each of the next six years (1996-2001), management led by Mr. Adams generated positive cash flow at the Airline; reinvested hundreds of millions of dollars of that cash flow back into the Company; restructured its fleet, finances and routes; and increased both revenues and employment by almost 50%. Throughout this period, AIP received no return on its investment even as the Airline was generating in excess of $200 million in positive cash flow. To the extent the Company posted bookkeeping losses in some later years, that was due to accounting entries that did not reflect poor performance by Hawaiian, such as $62 million in non-cash restructuring charges for the re-fleeting of the Airline, which reflected management's progress in strengthening the business.

     3. In mid-2002, at a time when Hawaiian had more than $100 million in cash and minuscule debt, its Board of Directors determined, in their business judgment, that it was reasonable to return $25 million to Hawaiian's shareholders-- all of Hawaiian's shareholders, not just AIP-- through a self-tender offer (the "Self-Tender"). At the time that judgment was made, no one anticipated a war with Iraq. As Hawaiian's then-Vice Chairman, President and CEO Paul Casey told Travel Agent magazine in May 2002: "We believe this summer will be as good as last summer, if not better." (See "Going It Alone:
Hawaii's Two Airlines Chart Independent Courses with the End of Their Merger Prospects," Travel Agent, p. 86 (May 6, 2002).) As the Chief Economist at Bank of Hawaii has observed: "Whatever was happening in some cities in other parts of the country as far as lack of travel was not true in Hawaii.... Business travel was dead but planes were full coming to Hawaii and around Hawaii. The way things looked [at the time of the Self-Tender] and the way things looked six months later can be summed up in one word: geopolitical.... But no one
(then) was talking about Iraq." (See "Hawaiian

Airlines' Buyback Draws Fire as Stock Tumbles," Honolulu Star-Bulletin, Business Section, Mar. 2, 2003.)

     4. The judgment to authorize a Self-Tender was one for Hawaiian's Board of Directors to make and is protected by the Business Judgment Rule. All of the members of the Board were highly qualified, experienced business people of unimpeachable integrity. The Board included at least five independent, qualified directors at all times. A majority of the independent, qualified directors voting on the Self-Tender approved it (only one voted in opposition), with full knowledge that all shareholders, including the defendants, stood to benefit from the transaction. A union representative on Hawaiian's Board who abstained from voting on the Self-Tender has praised "the benefits of the stock buyback" (id.). Shareholders owning almost 21% of Hawaiian's stock chose not to tender, reflecting the independent financial judgment that the Company was likely to be worth more after the Self-Tender than the $4.25 per share price offered and, in all events, that the Self-Tender would not leave the Company undercapitalized or impaired. The market price of Hawaiian common stock, both before and after the Self-Tender, largely tracked the performance of the airline industry, demonstrating the market's consensus that neither the announcement nor the consummation of the Self-Tender had an adverse effect on the Company. Further, the market price of Hawaiian common stock was higher for months after the Self-Tender than it had been before the proposed Aloha Airlines, Inc. ("Aloha") merger was announced, confirming that the market believed the $25 million distributed in the Self-Tender to be excess cash, not necessary for the ongoing operation and well-being of the Airline. As late as November 2002, internal Boeing Capital Corporation

("Boeing") emails confirm Boeing's assessment of Hawaiian's financial strength in relation to its huge lease obligation to Boeing: "Looks good for now."

     5. In its vitriolic attack on the character and intentions of the defendants, the Complaint is riddled with inconsistencies. For example, the Complaint alleges that the Self-Tender was motivated by greed -- "had no business purpose other than to line Adams' pockets" (Paragraph 1). Yet the Complaint simultaneously alleges that Mr. Adams terminated a highly lucrative merger agreement with Aloha (Paragraph 14) that would have yielded the defendants more than three times the $17 million that AIP received in the Self-Tender -- approximately $53 million (Paragraph 14) -- providing a huge profit while allowing them to keep their full investment in the merged airline. (See "Hawaiian Clear Winner in Planned Airline Merger," Honolulu Advertiser, Business Section, Feb. 19, 2002). Similarly, the Complaint alleges that the Self-Tender was consciously intended by defendants to incapacitate Hawaiian by overloading it with debt (Paragraphs 54, 58, 63) -- yet the Complaint simultaneously alleges that defendants structured the Self-Tender to ensure that AIP would continue to maintain 50% ownership (Paragraphs 23-24). Any shareholder who actually intended to choke Hawaiian with debt would have sought to sell as many shares as possible and flee the investment, not maintain a majority position. Contrary to plaintiff's allegations, in approving the Self-Tender, Hawaiian's Board of Directors acted on an informed basis (relying on advice from (i) legal counsel, (ii) Hawaiian's Chief Financial Officer, and (iii) an expert financial firm that had obtained all of the information it requested directly from Hawaiian's CFO), in good faith, and in the honest belief that the action taken was in the best interests of the Company. Mr. Adams and AIP had no reason to maintain their majority position in Hawaiian if they had any other view.

     6. The Complaint is also permeated with hypocrisy. For example, on the one hand, the Trustee intimates that Mr. Adams's compensation of $600,000 per year for his services as Chairman and CEO of Hawaiian was excessive and was approved absent any "informed business judgment" (Paragraph 115). On the other hand, the Trustee has moved this Court for compensation of $840,000 per year -- plus a large success fee -- to provide "services comparable to the Chairman and Chief Executive Officer" of Hawaiian (see Nov. 28, 2003 Trustee motion at pp. 32-33).

     7. All of the other payments challenged by the Trustee were unanimously approved by Hawaiian's Board of Directors, including all disinterested directors, in good faith, in the honest belief that the actions were in the best interests of the Company, and on an informed basis with full knowledge of the defendants' interests in the transactions.

     8. Defendants deny the allegations of Paragraphs 1-3 of the Complaint, except admit that Mr. Adams is the former CEO and Chairman of Hawaiian; that in mid-2002 the Board of Directors of Hawaiian authorized the Self-Tender and the other principal, challenged transactions; and that many months later, following the outbreak of the Iraq war and other unforeseen circumstances, Hawaiian filed for bankruptcy protection in this Court. Contrary to the Trustee's repeated mischaracterization, the Hawaiian Board of Directors was not "controlled" by any of the defendants. The mere fact that AIP owned a majority of Hawaiian's shares does not impair the independence of the unaffiliated directors. Many companies on the New York Stock Exchange and NASDAQ National Market System have controlling shareholders, yet the courts, the NYSE and NASDAQ all recognize that this, alone, does not compromise the independence of Board members elected by such shareholders. On the contrary, the NYSE and NASDAQ each have promulgated rules approved by the Securities and Exchange Commission ("SEC") that require the presence of independent directors in all listed companies, including those that have controlling shareholders. On the Trustee's theory, there could be no independent director in any company with a controlling shareholder. That is not the law.

     9. The Trustee also mischaracterizes the express Congressional intent animating the Air Transportation Safety and System Stabilization Act, PL 107-42 (the "Stabilization Act"). The legislative history and text of the Stabilization Act demonstrate that the purpose of the statutory grants was to put airlines in the same position they would have been in had the tragedy of September 11, 2001 ("9/11") never occurred -- specifically including for the benefit of airline shareholders. Congress intentionally imposed no restrictions on the use of the grant money, which was to be deployed by the airlines as they saw fit to protect their financial positions, operations and shareholders. In the words of Members of Congress: "Delaying this financial assistance package means more workers will lose their jobs and Wall Street will continue to punish their stocks" (147 CONG. REC. H5891 (2001)); "[W]e are protecting airline industry executives, managers and stockholders" (id. at H5910); "[R]escue the airline and airport executives, stockholders and managers" (id.); "The ripple effect is already seen throughout our economy with substantial declines in the stock market" (id. at H5913); "There are no strings, really, attached to the airline access of up to $15 billion in taxpayer money." (id. at S9590).

     10. Nor does the Trustee accurately characterize the actions of other airlines, including but not limited to recipients of Stabilization Act grants, in late 2001 and 2002. Several airlines -- each of which found itself in unique financial circumstances -- paid dividends, bought back stock, upstreamed funds to holding companies and otherwise made legitimate uses of cash to benefit shareholders in 2001-2002. Throughout the airline industry, corporate directors made decisions in the exercise of their business judgment, without the clairvoyance that the Trustee demands of the defendants. Hawaiian's Board was as entitled to exercise its business judgment as any other airline -- indeed, it was the duty of the Hawaiian Board to do so, whether or not the resulting decisions were the same as, or differed from, those made by others.

                            Jurisdiction and Venue
                            ----------------------

     11. In response to Paragraph 4 of the Complaint, defendants deny that the Bankruptcy Court has jurisdiction to hear, determine or enter orders or judgments in this proceeding and deny that 28 U.S.C. Sections 157(b) or 1334 confers such jurisdiction. Defendants deny that the action is a core proceeding and, pursuant to Federal Rule of Bankruptcy Procedure 7008(a), state that they do not consent to the jurisdiction of the Bankruptcy Court to hear, determine or enter orders or judgments in this proceeding, including, without limitation, any orders or judgments as to whether this is a core proceeding. Defendants admit that plaintiff purportedly commenced this adversary proceeding pursuant to the cited sections of the Bankruptcy Code, but defendants deny that plaintiff is entitled to any relief and deny that the Bankruptcy Court has jurisdiction to hear, determine or enter orders or judgments in this proceeding. Defendants deny that this adversary proceeding "arises in" the above-captioned Chapter 11 case.

     12. Defendants deny the allegations contained in Paragraph 5 of the Complaint except admit that venue properly lies in this District pursuant to 28 U.S.C. Section

1409(a), as the action is related to the above-captioned Chapter 11 case pending in this District.

                                    PARTIES
                                    -------

     13. Defendants admit the allegations contained in Paragraph 6 of the Complaint.

     14. Defendants admit the allegations contained in Paragraph 7 of the Complaint except deny the allegations that the Hawaiian Board of Directors was "controlled" by Mr. Adams and/or AIP.

     15. Defendants admit the allegations contained in Paragraph 8 of the Complaint and affirmatively state Airline Investors Partners L.P., as of August 28, 2002, is no longer in existence.

     16. Defendants deny the allegations contained in Paragraph 9 of the Complaint except admit that Smith Management is a New York limited liability company and that Mr. Adams was its president.

     17. Defendants admit the allegations contained in Paragraph 10 of the Complaint except deny the allegations that Mr. Adams and/or AIP "control" the Board of Directors of the Airline's publicly traded parent company, Hawaiian Holdings, Inc. ("Hawaiian Holdings"). The fact that AIP owned a majority of Hawaiian's shares does not impair the independence of the unaffiliated directors, whether or not they were identified by AIP as nominees for election to the Board.

                              FACTUAL BACKGROUND
                              ------------------

     18. Defendants deny the allegations contained in Paragraph 11 of the Complaint except deny knowledge and information sufficient to form a belief as to the truth of the allegations concerning the activities of every other airline in the wake of the tragic attacks of September 11, 2001 or the effect of 9/11 on every other airline, and admit that effective October 1, 2001, Hawaiian reduced its capacity measured by available seat miles by approximately 22%, that on September 28, 2001, Hawaiian sent out furlough notices to approximately 12% of its workforce in 2001, and that Congress passed the Stabilization Act.

     19. Defendants deny the allegations contained in Paragraph 12 of the Complaint except that they admit that Hawaiian received the sums set forth therein.

     20. Defendants deny the allegations contained in Paragraph 13 of the Complaint except admit that in December 2001, Hawaiian entered into a merger agreement with Aloha and TurnWorks, Inc. (the "Aloha merger"), and refer the Court to Mr. Adams' February 15, 2002 memorandum to Hawaiian's employees for the memorandum's terms.

     21. Defendants deny the allegations contained in Paragraph 14 of the Complaint except admit the existence of a Stockholders Agreement with Aloha and an Advisory Services Agreement with Smith Management and John Adams, and respectfully refer the Court to those documents for their contents, including the precise terms of the consideration to be received by Mr. Adams, AIP and Smith Management. As set forth in Paragraph 5, supra, the Aloha merger would have yielded the defendants more than three times the $17 million that AIP received in the Self-Tender, which is utterly irreconcilable with the Trustee's claim that Mr. Adams later terminated that merger for any improper or self-aggrandizing motive.

     22. Defendants deny the allegations contained in Paragraph 15 of the Complaint except deny knowledge and information sufficient to form a belief as to the truth of the allegations concerning Aloha's state of mind, and respectfully refer the Court to the Aloha merger agreement for its contents.

     23. Defendants deny the allegations contained in Paragraph 16 of the Complaint except admit that Hawaiian's March 31, 2002 quarterly financial statements reflected a net loss of approximately $18.6 million as well as a positive cash balance in excess of $115 million; a net worth deficit of approximately $35 million, which was a product of more than $65 million in non-cash charges; and a working capital deficit (current assets less current liabilities) of approximately $76.1 million, with more than half of all current liabilities being attributable to air traffic liability -- a positive for the Company that represented sales of future tickets.

     24. Defendants admit the allegations contained in Paragraph 17 of the Complaint and aver that it is inherently misleading to compare cash on hand with a fluid pension liability that is not a current obligation of the Company but represents instead an estimate of an uncertain future obligation.

     25. Defendants deny the allegations contained in Paragraph 18 of the Complaint except admit that, after 9/11, Hawaiian continued to replace its aircraft fleet because of the Board's and management's informed belief that such fleet replacement was in the best interests of Hawaiian and affirmatively aver that associated risks were properly considered, and aver that this belief has been borne out in fact, as reflected, e.g., in Hawaiian's December 19, 2003 press release entitled, "Hawaiian Airlines Reports $4.2 Million Operating Profit In November," which attributed the Airline's positive results, inter alia, to the fact that: "Aircraft maintenance expense decreased approximately 49 percent year-over-year as a direct result of the company's introduction of new B767-300 aircraft in its transpacific and South Pacific operations."

     26. Defendants deny the allegations contained in Paragraph 19 of the Complaint except deny knowledge and information sufficient to form a belief as to the truth of the allegations concerning "the nation's other airlines;" admit, that after termination of the proposed Aloha merger, Hawaiian added several new or previously discontinued routes because of the Board's and management's informed belief that the addition of such routes was in the best interests of Hawaiian; and aver that the costs and benefits of the fleet modernization program were properly considered.

     27. Defendants deny the allegations contained in Paragraph 20 of the Complaint except admit that, in the latter part of 2001, a "holdback" restricting approximately $25 million was imposed by Hawaiian's credit card processor and that CIT decided not to extend its line of credit in 2002, and aver that, in mid-2002, Hawaiian did not have a "precarious liquidity position" but, rather, had scores of millions of dollars in cash on hand.

     28. Defendants deny the allegations contained in Paragraph 21 of the Complaint except admit that Robert Zoller resigned as COO effective March 28, 2002, that Paul Casey resigned as vice chairman, CEO and president effective May 15, 2002, and that Mr. Adams temporarily assumed the positions of CEO and president effective May 17, 2002.

     29. Defendants deny the allegations contained in Paragraph 22 of the Complaint except admit that the quoted language appears in, but has been taken out of context from, Hawaiian's Form 10K for the year ended December 31, 2001 filed with the SEC on April 1, 2002, and Form 10Q for the quarter ended March 31, 2002 filed with the SEC on May 15, 2002, and respectfully refer the Court to those filings for their contents.

     30. Defendants deny the allegations contained in Paragraph 23 of the Complaint except admit that Mr. Adams proposed the Self-Tender in the Spring of 2002 for legitimate business reasons, including to afford shareholders the opportunity to realize a portion of their investment in the Airline and to enhance shareholder value, and aver that (i) repurchases of shares following failed mergers or other significant corporate events are common and a recognized technique for enhancing shareholder value, and (ii) self-tender offers in particular have the virtue of permitting all shareholders to take part in the stock buyback, rather than extending that opportunity only to a subset of shareholders on a selective basis.

     31. Defendants deny the allegations contained in Paragraph 24 of the Complaint except admit that on May 30, 2002, AIP advised Hawaiian of its intention to tender all 18,181,818 of the shares of common stock that it owned in the Self-Tender, and that the Self-Tender was subject to the condition that in no event would the Company accept for payment more than the number of shares of common stock that would cause AIP's ownership interest in the Company, following the completion of the Self-Tender, to be less than or equal to 50%, and aver that Mr. Adams had no conflict of interest vis-a-vis other shareholders of Hawaiian, all of whom were free to tender their shares, and that the condition that AIP maintain more than a 50% interest in the Airline
(i) was driven by tax considerations; (ii) had no impact on AIP's corporate governance rights, notwithstanding the Trustee's spurious suggestions to the contrary, because under Section 3.02 of Hawaiian's Amended By-laws, AIP was entitled to appoint six of the Airline's directors even if it owned as little as 35% of the outstanding common stock; and (iii) is utterly incompatible with the Trustee's simultaneous position that the defendants intended to render Hawaiian insolvent, because if any threat of insolvency had been perceived, it would have been in AIP's interest to tender as many of its shares as possible, without any such condition.

     32. Defendants deny the allegations contained in Paragraph 25 of the Complaint and aver that: (i) the Self-Tender also represented "an effort to increase the value of [Hawaiian] stock" (see "Hawaiian Air Working to Increase Stock Value," Honolulu Advertiser, Business Section, June 1, 2002) -- in the words of Hawaiian spokesman Keoni Wagner in June 2002: "We believe the company is currently undervalued.... It [the Self-Tender] is a one-time transaction designed to enhance shareholder value" (id.); (ii) the $4.25 per share price was substantially the same as the price that the market placed on the value of Hawaiian's shares in the Aloha merger, which was a market price set in arm's-length negotiations between sophisticated parties; (iii) once the Board made the decision to return $25 million to Hawaiian's shareholders, it was an appropriate exercise of business judgment to select an attractive price to encourage widespread participation by the shareholders; and (iv) the Company's prior open-market stock repurchase program did not afford all Hawaiian shareholders the opportunity to ratably participate and thereby realize value for their shares, nor did it represent a feasible or effective way to distribute cash to all Hawaiian shareholders who chose to sell some of their shares.

     33. Defendants deny the allegations contained in Paragraph 26 of the Complaint except admit that the distinguished law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul Weiss") and an expert financial firm, CBIZ Valuation Counselors ("CBIZ"), were retained to perform services for Hawaiian and advise the Board of Directors in connection with the Self-Tender.

     34. Defendants deny the allegations contained in Paragraph 27 of the Complaint and refer the Court to the minutes of the meeting of the Hawaiian Board of Directors on May 29, 2002, which describe certain of the Board's deliberations with respect to initiation of the Self-Tender, and aver that the Self-Tender was also debated at two subsequent Board meetings -- on June 14 and June 25, 2002 -- before it was consummated.

     35. Defendants deny the allegations contained in Paragraph 28 of the Complaint and aver that (i) in the spring of 2002 Hawaiian properly sought concessions from its lessors due to industry-wide changes in market conditions, and (ii) throughout the airline industry, airlines sought concessions from lessors based on market conditions, notwithstanding the financial performance or viability of the airline, as illustrated by the facts that, as early as January 15, 2002, "[o]ne well-known appraiser of aircraft values, Avitas president John Vitale, told a Cargo Facts conference in Seattle that widebody aircraft values...have plummeted in the current travel slump, to 20 percent below baseline values," and, at that time, Greg Brenneman was seeking such concessions from aircraft lessors in connection with the Aloha merger (see "Jet Bargains May Exist for Aloha-Hawaiian," Pacific Business News, Jan. 15, 2002).

     36. Defendants deny the allegations contained in Paragraph 29 of the Complaint, and aver that: (i) Mr. Adams and the other members of the Board of Hawaiian were entitled to, and properly did, rely on the analytical work done by CBIZ, and had no reason to doubt its reliability; (ii) Hawaiian's CFO, Christine Deister, not Mr. Adams, was the Company's contact person with CBIZ, and, to the best of defendants' knowledge, she provided CBIZ with all of the information that CBIZ requested, without any involvement of Mr. Adams; (iii) the projections that CBIZ utilized were generated by the management of the Airline and represented an informed, good faith effort of several managers and employees; and (iv) the fact that, in hindsight, certain of the projections did not materialize by the stated times is not evidence of any sort of impropriety or unreliability (in the words of the

Seventh Circuit, "predictions of future performance are inevitably inaccurate because things almost never go exactly as planned." Moss v. HealthCare Compare Corp., 75 F.3d 276, 281 (7th Cir. 1996)).

     37. Defendants deny the allegations contained in Paragraph 30 of the Complaint except admit that Hawaiian reported net operating losses of approximately $26.2 million for January through April 2002 and approximately $7.6 for April 2002; admit that the May flash reports indicated that May operating losses would be approximately $7 million; and aver that the Board of Directors properly, in good faith, and on an informed basis considered the past and present performance of the Airline in forming the judgments attacked by the Trustee.

     38. Defendants deny the allegations contained in Paragraph 31 of the Complaint except admit that the Monthly Business Results for April 2002 (the "April Results") and May flash reports were available to the Hawaiian Board of Directors on or before May 29, 2002, and aver that: (i) Hawaiian CFO Deister, not Mr. Adams, was charged with responsibility for providing CBIZ with all requested financial information; (ii) to the best of defendants' knowledge, Ms. Deister did so; (iii) Mr. Adams had no obligation, in fact or in law, to ensure that CBIZ's analysis incorporated all necessary data, and he had no reason to believe that it did not do so; (iv) Mr. Adams made no representation to CBIZ with respect to the financial information with which CBIZ was working and had no reason to believe that any financial information furnished, or management representation made, to CBIZ was incomplete, inaccurate or outdated (if any was). Defendants further aver that, in authorizing the Self-Tender, in addition to CBIZ's opinion letter dated May 31, 2002 (the "CBIZ Opinion"), to which the defendants respectfully refer the Court for its contents, the Board of Directors relied on presentations by Hawaiian CFO

Christine Deister as well as supplemental financial information provided to the Board members at their meetings of May 29, June 14 and June 25, 2002, all of which were fully taken into consideration.

     39. Defendants deny the allegations contained in Paragraph 32 of the Complaint except admit the existence of the CBIZ Opinion and the April Results and respectfully refer the Court to those documents for their contents, and aver that the laws of Hawaii expressly contemplate and authorize director reliance on experts such as CBIZ and do not require directors to perform a shadow expert analysis of the expert's report and analysis before relying on it.

     40. Defendants deny the allegations contained in Paragraph 33 of the Complaint except respectfully refer the Court to the minutes of the meeting of the Board of Directors of Hawaiian on May 29, 2002, which describe initiation of the Self-Tender; aver that the Self-Tender was also debated at two subsequent Board meetings -- on June 14 and June 25, 2002 -- before it was consummated; and admit the last sentence in Paragraph 33.

     41. Defendants deny the allegations contained in Paragraph 34 of the Complaint except admit that the Board was advised, at its May 29, 2002 meeting, that it would review the Self-Tender at its next meeting in June and that it could withdraw the Self-Tender in the event of an unforeseen material adverse change; and aver that between May 29, 2002 and June 27, 2002 there was no material adverse change in Hawaiian's condition that would have permitted the Board to withdraw the Self-Tender, that any attempt to withdraw the Self-Tender on material adverse change grounds would have exposed the Company to the vicissitudes and prospective loss of shareholder litigation challenging such attempt, and that, in concluding that no material adverse change had occurred, the Board relied on advice of counsel from the distinguished law firm of Paul Weiss.

     42. Defendants deny the allegations contained in Paragraph 35 of the Complaint except admit the existence of revised projections provided to the Board in connection with its meeting on June 14, 2002 (the "June Forecast"), which projected an operating loss of $9.3 million for 2002, and the operating results for May and June, and respectfully refer the Court to these documents for their contents; and aver that the revision of Hawaiian's projections, and the presentation of those revised projections to the Board, further evidences the Board's diligence and the fact that its decision to authorize the Self-Tender was a reasonable exercise of its independent business judgment.

     43. Defendants deny the allegations contained in the first two sentences of Paragraph 36 of the Complaint; respectfully refer the Court to the June Forecast and the minutes of the Board of Directors' meeting of June 14, 2002 (which reflect certain of the discussions of the directors on that date) for their contents; and admit the remaining allegations of Paragraph 36.

     44. Defendants deny the allegations contained in Paragraph 37 of the Complaint; respectfully refer the Court to the minutes of the Board of Directors' meeting of June 14, 2002 (which reflect certain of the discussions of the directors on that date) for their contents; and aver that the Board continuously considered the feasibility of the Self-Tender until finally approving its consummation on June 25, 2002.

     45. Defendants deny the allegations contained in Paragraph 38 of the Complaint except admit that Mr. Adams convened a Board meeting on June 25, 2002 and responsibly called the directors' attention to the past and projected performance of the Airline; and respectfully refer the Court to the minutes of the June 25, 2002 Board meeting for their contents.

     46. Defendants deny the allegations contained in Paragraph 39 of the Complaint except admit the allegations in the last sentence of Paragraph 39; admit that Mr. Adams convened a Board meeting on June 25, 2002 and responsibly called the directors' attention to the past and projected performance of the Airline; and respectfully refer the Court to the minutes of the June 25, 2002 Board meeting for their contents.

     47. Defendants admit the allegations contained in Paragraph 40 of the Complaint except deny the allegations in the last sentence of Paragraph 40 and aver that Paragraph 40 misleadingly and unfairly excerpts the notes of the June 27, 2002 Task Force meeting (the "June 27 Notes"), which state, among other things, that although operating results through August 2002 were, or were projected to be, below expectation, "there is time for adjustments in the planning for the last four months of the year, if appropriate"; and respectfully refer the Court to the June 27 Notes for their contents.

     48. Defendants deny the allegations contained in Paragraph 41 of the Complaint except admit that, after thoroughly considering the relevant operational and financial information, including the matters referred to on the list in Paragraph 41, and the advice of CFO Christine Deister, CBIZ and Paul Weiss, the Board of Directors, in good faith, on an informed basis and in the honest belief that the action taken was in the best interests of the Company, authorized consummation of the Self-Tender.

     49. Defendants deny the allegations contained in Paragraph 42 of the Complaint except admit that payment for shares accepted in the Self-Tender was made on July 8, 2002 and that Mr. Adams and AIP collectively received $17,124,249 in consideration for the shares they tendered, which payment corresponded to their percentage of the total number of shares accepted from all Hawaiian shareholders, and that all remaining proceeds of the Self-Tender were disbursed to other shareholders in accordance with the quantity of shares they tendered.

     50. Defendants deny the allegations contained in Paragraph 43 of the Complaint except admit that on April 26, 2002, the Hawaiian Board exercised its independent business judgment to approve certain transactions that were previously considered by the Compensation Committee of Hawaiian's Board, and aver that such transactions were entirely proper. As reflected in the minutes of the April 26, 2002 Board meeting, to which defendants respectfully refer the Court for their contents, the increase in Mr. Adams' annual salary from $400,000 to $600,000, effective May 1, 2002, was in recognition of his enhanced role in executive management of the Company, and was considered by the Compensation Committee in conjunction with its discussion of the salary, compensation and responsibilities of other officers. The Compensation Committee had also discussed Smith Management's past and future services to the Company, and reviewed a proposed arrangement under which Smith Management would receive $2,000,000 for past services over a period of more than five years and $75,000 monthly going forward, which amounts were substantially lower than the $1.6 million per year fee that was to have been paid to Greg Brenneman's TurnWorks entity upon Brenneman's becoming Chairman and CEO of the combined Hawaiian and Aloha after the proposed merger; and defendants further aver that the obligation to pay Smith Management for past services was recognized in the Advisory Services Agreement executed on December 19, 2001.

     51. Defendants deny the allegations contained in Paragraph 44 of the Complaint and aver that before the Board exercised its independent, informed, good faith business judgment to approve the payment arrangements with Smith Management, Mr. Adams had discussed them with the Board and had reviewed with the Board the past services provided to Hawaiian by Smith Management, including the merger negotiations with Aloha, Hawaiian's prior and current stock repurchase programs, fuel hedging programs and financing assistance. Defendants further aver that Hawaiian had recognized months before the April 26, 2002 Board meeting that Smith Management had been providing financial advisory, investment banking and other services to the Company since 1996, with the understanding that Smith Management and the Company would memorialize an agreement to compensate Smith Management for such services, and that Hawaiian had reasonably determined not to pursue federal loan guarantees under the Stabilization Act in light of the rich cash position of the Company, without regard to Mr. Adams' salary increase.

     52. Defendants deny the allegations contained in Paragraph 45 of the Complaint except admit the allegations in the first sentence; admit that the legal implications of the creation of the holding company were thoroughly considered by the directors; admit that certain agreements between Hawaiian Holdings and AIP, LLC were akin to prior agreements between the Airline and Airline Investors Partnership, LP; and aver that by-laws pertaining to the ability to call a special meeting of shareholders would not affect the ability of any person to commence a hostile tender offer for control of Hawaiian, and that no such offer (were one to have been made) could ever have succeeded without the assent of the majority shareholder in any event.

     53. Defendants deny the allegations contained in Paragraph 46 of the Complaint except admit the allegations in the first two sentences; admit that Paul Weiss was properly paid for services actually performed, as billed; and aver that general and administrative expenses of holding companies without operations routinely, and properly, are paid by or allocated to operating subsidiaries.

     54. Defendants deny the allegations contained in Paragraph 47 of the Complaint except admit that $500,000 was properly remitted by the Airline to Hawaiian Holdings in accordance with advice received from two distinguished law firms, Akin Gump Strauss Hauer & Feld LLP and Paul Weiss.

     55. Defendants deny the allegations contained in Paragraph 48 of the Complaint except admit that on March 21, 2003, Hawaiian filed for bankruptcy protection following developments that were unexpected and unforeseeable at the time of the Self-Tender, including the outbreak of the Iraq war.

     56. Defendants deny the allegations contained in Paragraph 49 of the Complaint except admit that within days of Hawaiian's March 21, 2003 bankruptcy filing, Boeing filed a motion to appoint a trustee, and respectfully refer the Court to the motion and supporting papers for their contents.

     57. Defendants deny the allegations contained in Paragraph 50 of the Complaint except admit that on May 16, 2003, the Bankruptcy Court issued an Order granting Boeing's motion to appoint a trustee pursuant to 11 U.S.C.
Section 1104(a), and respectfully refer the Court to the Order for its contents. The defendants further aver that this Complaint does not implicate 11 U.S.C. Section 1104(a) or the standards that govern the appointment of a trustee, but rather, that the Complaint seeks different relief under different statutes and legal doctrines that impose different standards, and rigorous requirements that the plaintiff cannot satisfy.

                             FIRST CAUSE OF ACTION
                             ---------------------

     58. In response to the allegations contained in Paragraph 51, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     59. In response to the allegations contained in Paragraph 52, defendants admit that plaintiff purports to bring this cause of action against Mr. Adams and AIP but deny that this cause of action states a valid claim.

     60. Defendants deny the allegations contained in Paragraph 53 of the Complaint.

     61. Defendants deny the allegations contained in Paragraph 54 of the Complaint.

     62. In response to the allegations contained in Paragraph 55, defendants state that no response to the "Wherefore," allegations is required. To the extent a response is deemed required, admit that plaintiff seeks the requested relief, but deny that the requested relief should be granted.

                            SECOND CAUSE OF ACTION
                            ----------------------

     63. In response to the allegations contained in Paragraph 56, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     64. In response to the allegations contained in Paragraph 57, defendants admit that plaintiff purports to bring this cause of action against Mr. Adams and AIP but deny that this cause of action states a valid claim.

     65. Defendants deny the allegations contained in Paragraph 58 of the Complaint.

     66. In response to the allegations contained in Paragraph 59, defendants state that no response to the "Wherefore," allegations is required. To the extent a response is deemed required, admit that plaintiff seeks the requested relief, but deny that the requested relief should be granted.

                             THIRD CAUSE OF ACTION
                             ---------------------

     67. In response to the allegations contained in Paragraph 60, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     68. In response to the allegations contained in Paragraph 61, defendants admit that plaintiff purports to bring this cause of action against Mr. Adams and AIP but deny that this cause of action states a valid claim.

     69. Defendants deny the allegations contained in Paragraph 62 of the Complaint.

     70. Defendants deny the allegations contained in Paragraph 63 of the Complaint.

     71. Defendants deny the allegations contained in Paragraph 64 of the Complaint.

     72. In response to the allegations contained in Paragraph 65, defendants state that no response to the "Wherefore," allegations is required. To the extent a response is deemed required, admit that plaintiff seeks the requested relief, but deny that the requested relief should be granted.

                            FOURTH CAUSE OF ACTION
                            ----------------------

     73. In response to the allegations contained in Paragraph 66, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     74. In response to the allegations contained in Paragraph 67, defendants admit that plaintiff purports to bring this cause of action against Smith Management and Mr. Adams but deny that this cause of action states a valid claim.

     75. Defendants deny the allegations contained in Paragraph 68 of the Complaint.

     76. Defendants deny the allegations contained in Paragraph 69 of the Complaint.

     77. In response to the allegations contained in Paragraph 70, defendants state that no response to the "Wherefore," allegations is required. To the extent a response is deemed required, admit that plaintiff seeks the requested relief, but deny that the requested relief should be granted.

                             FIFTH CAUSE OF ACTION
                             ---------------------

     78. In response to the allegations contained in Paragraph 71, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     79. In response to the allegations contained in Paragraph 72, defendants admit that plaintiff purports to bring this cause of action against Smith Management and Mr. Adams but deny that this cause of action states a valid claim.

     80. Defendants deny the allegations contained in Paragraph 73 of the Complaint.

     81. In response to the allegations contained in Paragraph 74, defendants state that no response to the "Wherefore," allegations is required. To the extent a response is deemed required, admit that plaintiff seeks the requested relief, but deny that the requested relief should be granted.

                             SIXTH CAUSE OF ACTION
                             ---------------------

     82. In response to the allegations contained in Paragraph 75, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     83. In response to the allegations contained in Paragraph 76, defendants admit that plaintiff purports to bring this cause of action against Smith Management and Mr. Adams but deny that this cause of action states a valid claim.

     84. Defendants deny the allegations contained in Paragraph 77 of the Complaint.

     85. Defendants deny the allegations contained in Paragraph 78 of the Complaint.

     86. Defendants deny the allegations contained in Paragraph 79 of the Complaint.

     87. In response to the allegations contained in Paragraph 80, defendants state that no response to the "Wherefore," allegations is required. To the extent a response is deemed required, admit that plaintiff seeks the requested relief, but deny that the requested relief should be granted.

                            SEVENTH CAUSE OF ACTION
                            -----------------------

     88. In response to the allegations contained in Paragraph 81, defendants repeat and incorporate by this reference the responses contained in Paragraphs 1-50 as though fully set forth herein.

     89. In response to the allegations contained in Paragraph 82, defendants admit that plaintiff purports to bring this cause of action against Smith Management but deny that this cause of action states a valid claim.

     90. Defendants deny the allegations contained in Paragraph 83 of the Complaint.

     91. Defendants deny the allegations contained in Paragraph 84 of the Complaint.

     92. Defendants deny the allegations contained in Paragraph 85 of the Complaint.

     93. In response to the allegations contained in Paragraph 86, defendants state that no response to the "Wherefore," allegations is required. To the extent a response is deemed required, admit that plaintiff seeks the requested relief, but deny that the requested relief should be granted.

                   EIGHTH THROUGH ELEVENTH CAUSES OF ACTION
                   ----------------------------------------

     94. In response to the allegations contained in Paragraphs 87-106, defendants state that these allegations are not directed at these answering defendants, and no response is thus required.

                            TWELFTH CAUSE OF ACTION
                            -----------------------

     95. In response to the allegations contained in Paragraph 107, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     96. In response to the allegations contained in Paragraph 108, defendants admit that plaintiff purports to bring this cause of action against Mr. Adams but deny that this cause of action states a valid claim.

     97. Defendants deny the allegations contained in Paragraph 109 of the Complaint.

     98. Defendants deny the allegations contained in Paragraph 110 of the Complaint.

     99. Defendants deny the allegations contained in Paragraph 111 of the Complaint.

                          THIRTEENTH CAUSE OF ACTION
                          --------------------------

     100. In response to the allegations contained in Paragraph 112, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     101. In response to the allegations contained in Paragraph 113, defendants admit that plaintiff purports to bring this cause of action against Mr. Adams but deny that this cause of action states a valid claim.

     102. Defendants deny the allegations contained in Paragraph 114 of the Complaint except admit that Mr. Adams owed Hawaiian certain fiduciary duties under the business corporations law of the State of Hawaii.

     103. Defendants deny the allegations contained in Paragraph 115 of the Complaint.

     104. Defendants deny the allegations contained in Paragraph 116 of the Complaint.

                          FOURTEENTH CAUSE OF ACTION
                          --------------------------

     105. In response to the allegations contained in Paragraph 117, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     106. In response to the allegations contained in Paragraph 118, defendants admit that plaintiff purports to bring this cause of action against Mr. Adams but deny that this cause of action states a valid claim.

     107. Defendants deny the allegations contained in Paragraph 119 of the Complaint except admit that Mr. Adams owed Hawaiian certain fiduciary duties under the business corporations law of the State of Hawaii.

     108. Defendants deny the allegations contained in Paragraph 120 of the Complaint.

     109. Defendants deny the allegations contained in Paragraph 121 of the Complaint.

                          FIFTEENTH CAUSE OF ACTION
                          -------------------------

     110. In response to the allegations contained in Paragraph 122, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     111. In response to the allegations contained in Paragraph 123, defendants admit that plaintiff purports to bring this cause of action against Smith Management but deny that this cause of action states a valid claim.

     112. Defendants deny the allegations contained in Paragraph 124 of the Complaint except admit that Mr. Adams owed Hawaiian certain fiduciary duties under the business corporations law of the State of Hawaii.

     113. Defendants deny the allegations contained in Paragraph 125 of the Complaint.

     114. Defendants deny the allegations contained in Paragraph 126 of the Complaint.

                           SIXTEENTH CAUSE OF ACTION
                           -------------------------

     115. In response to the allegations contained in Paragraph 127, defendants repeat and incorporate by this reference their responses to Paragraphs 1-50 of the Complaint as though fully set forth herein.

     116. In response to the allegations contained in Paragraph 128, defendants admit that plaintiff purports to bring this cause of action against defendants and Holdings but deny that this cause of action states a valid claim.

     117. Defendants deny the allegations contained in Paragraph 129 of the Complaint except admit that Mr. Adams owed Hawaiian certain fiduciary duties under the business corporations law of the State of Hawaii.

                             AFFIRMATIVE DEFENSES
                             --------------------

     As and for their affirmative defenses to the claims alleged in the Complaint, defendants state that:

                           FIRST AFFIRMATIVE DEFENSE
                           -------------------------

     118. The Complaint fails in whole or in part to state claims upon which relief can be granted.

                          SECOND AFFIRMATIVE DEFENSE
                          --------------------------

     119. The Bankruptcy Court lacks subject matter jurisdiction over some or all of the plaintiff's claims.

                          THIRD AFFIRMATIVE DEFENSE
                          -------------------------

     120. Claims 12 through 16 of the Complaint are not core claims.

                          FOURTH AFFIRMATIVE DEFENSE
                          --------------------------

     121. The Complaint fails to state a claim under 11 U.S.C. Section 548(a)(1)(B) because the Self-Tender payments at issue are settlement payments within the meaning of 11 U.S.C. Section 546(e).

                           FIFTH AFFIRMATIVE DEFENSE
                           -------------------------

     122. The Complaint fails to state a claim under 11 U.S.C. Section 550 because the transactions at issue are beyond the avoidance powers of the Trustee. Defendants were not initial transferees and/or took for value, in good faith, and without knowledge of the voidability of the transfer avoided and/or Defendants are immediate or mediate good faith transferees of entities that took for value, in good faith, and without knowledge of the voidability of the transfer.

                           SIXTH AFFIRMATIVE DEFENSE
                           -------------------------

     123. The Complaint fails to state a claim under 11 U.S.C. Section 547(b) with respect to the challenged payments to Smith Management because, inter alia, the Debtor made the challenged payments to Smith Management in the ordinary course of the Debtor's business as set forth in 11 U.S.C. Sections 547(c)(2)(A)-(C).

                          SEVENTH AFFIRMATIVE DEFENSE
                          ---------------------------

     124. The Complaint fails to state a claim under Hawaii Business Corporation Act ("HBCA") Sections 414-111 and 414-223 because, before authorizing the challenged transactions, Hawaiian's Board of Directors determined, in accordance with HBCA Section 414-111(c), that: (i) after giving effect to the transactions, Hawaiian would be able to pay its debts as they came due in the usual course of business, and (ii) Hawaiian's total assets would be more than its total liabilities plus the amount that would be needed, if Hawaiian were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Board's determination under HBCA Section 414-111(c) was based on financial statements prepared on the basis of accounting practices and principles that were reasonable in the circumstances and/or on a fair valuation.

                          EIGHTH AFFIRMATIVE DEFENSE
                          --------------------------

     125. The Complaint fails to state a claim under HBCA Sections 414-111 and 414-223 against Mr. Adams because, in connection with authorizing the challenged transactions, Mr. Adams complied with the general standards for directors set forth at HBCA Section 414-221. Mr. Adams discharged his duties as a director in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner he reasonably believed to be in the best interests of the corporation. In discharging those duties, Mr. Adams reasonably relied on, among others: one or more officers or employees of Hawaiian whom he reasonably believed to be reliable and competent in the matters presented, and legal counsel, public accountants, or other persons as to matters he reasonably believed were within the person's professional or expert competence.

                           NINTH AFFIRMATIVE DEFENSE
                           -------------------------

     126. The Complaint fails to state a claim for breach of the duty of care or breach of the duty of loyalty against Mr. Adams because he discharged his duties as an officer and director of Hawaiian in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner he reasonably believed to be in the best interests of the corporation. In discharging his duties, Mr. Adams reasonably relied on, among others: one or more officers or employees of Hawaiian whom he reasonably believed to be reliable and competent in the matters presented, and legal counsel, public accountants, or other persons as to matters he reasonably believed were within the person's professional or expert competence.

                           TENTH AFFIRMATIVE DEFENSE
                           -------------------------

     127. The Complaint fails to state a claim because each of the challenged transactions, judged according to the circumstances at the time of commitment, was entirely fair to the corporation.

                         ELEVENTH AFFIRMATIVE DEFENSE
                         ----------------------------

     128. The Complaint fails to state a claim for breach of the duty of loyalty pursuant to HBCA Section 414-262(b)(1) because Mr. Adams' actions respecting each of challenged transactions was taken in compliance with HBCA
Section 414-263. Each of the challenged transactions was ratified by the affirmative vote of a majority of the Board members, including a majority of the independent, qualified Board members who voted on such transactions, each of whom was fully informed in the relevant circumstances.

                          TWELFTH AFFIRMATIVE DEFENSE
                          ---------------------------

     129. The Complaint fails to state a claim for breach of the duty of loyalty against Mr. Adams because he did not control the Board or a majority of the Board members, nor did he cause the Board to approve any of the challenged transactions.

                        THIRTEENTH AFFIRMATIVE DEFENSE
                        ------------------------------

     130. The Complaint fails to state a claim for breach of the duty of loyalty as to the Self-Tender pursuant to HBCA Section 414-262(a). The Self-Tender was not a self-dealing transaction or conflict of interest transaction, nor was it a "director's conflicting interest transaction" pursuant to HBCA Section 414-261.

                        FOURTEENTH AFFIRMATIVE DEFENSE
                        ------------------------------

     131. The Complaint fails to state a claim for breach of the duty of loyalty as to the challenged Self-Tender because the Board acted in accordance with Section 7.01 of Hawaiian's Bylaws.

                         FIFTEENTH AFFIRMATIVE DEFENSE
                         -----------------------------

     132. The Complaint fails to the extent that it seeks consequential and other damages that are not recoverable as a matter of law and fact.

                         SIXTEENTH AFFIRMATIVE DEFENSE
                         -----------------------------

     133. Plaintiff's claims are barred, in whole or in part, by the equitable defenses of waiver, unclean hands and/or estoppel.

                        SEVENTEENTH AFFIRMATIVE DEFENSE
                        -------------------------------

     134. Plaintiff lacks standing, in whole or in part, to assert the claims set forth in the Complaint.

                        EIGHTEENTH AFFIRMATIVE DEFENSE
                        ------------------------------

     135. Plaintiff's claims are barred because Hawaiian participated in and/or approved of the transactions and other conduct set forth in the Complaint.

                        NINETEENTH AFFIRMATIVE DEFENSE
                        ------------------------------

     136. The Complaint fails to state a claim for damages against Mr. Adams for alleged breach of the duty of care because of the exculpation provisions contained in Hawaiian's Articles of Incorporation, in accordance with the laws of the State of Hawaii.

     137. Defendants reserve the right to assert other affirmative defenses as discovery proceeds.

                               JURY TRIAL DEMAND
                               -----------------

     Defendants demand a jury trial for all claims and defenses triable by jury.

          WHEREFORE, defendants pray for judgment denying plaintiff's request for relief, dismissing plaintiff's lawsuit in its entirety with prejudice, assessing costs and attorneys fees against plaintiff, and awarding defendants such other and further relief as this Court may deem to be just and proper.

Dated:   Honolulu, Hawaii
         January 2, 2004



                      ------------------------------------
                      BRONSTER CRABTREE & HOSHIBATA
                      Margery S. Bronster (4750)
                      Rex Fujichaku (7198)

                      GREGORY P. JOSEPH LAW OFFICES LLC
                      Gregory P. Joseph (Pro Hac Vice admission pending) Pamela Jarvis (Pro Hac Vice admission pending) Eric B. Fisher (Pro Hac Vice admission pending) Mara Leventhal (Pro Hac Vice admission pending)

                      DORSEY & WHITNEY LLP
                      John C. Thomas (Admitted Pro Hac Vice)
                      Chris Lenhart (Admitted Pro Hac Vice)

                       Attorneys for Defendants John W. Adams, AIP, LLC,
                         Airline Investors Partnership, L.P. and Smith Management LLC